Fundamental Investors, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$225,939
Class B	$3,493
Class C	$4,136
Class F	$21,517
Total	$255,085
Class 529-A	$3,734
Class 529-B	$127
Class 529-C	$323
Class 529-E	$123
Class 529-F	$145
Class R-1	$121
Class R-2	$887
Class R-3	$5,397
Class R-4	$6,112
Class R-5	$7,871
Total	$24,840

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2400
Class B	$0.0884
Class C	$0.0794
Class F	$0.2386
Class 529-A	$0.2275
Class 529-B	$0.0643
Class 529-C	$0.0649
Class 529-E	$0.1671
Class 529-F	$0.2677
Class R-1	$0.0739
Class R-2	$0.0733
Class R-3	$0.1692
Class R-4	$0.2303
Class R-5	$0.2900

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	973,920
Class B	39,592
Class C	55,976
Class F	104,432
Total	1,173,920
Class 529-A	17,533
Class 529-B	2,048
Class 529-C	5,347
Class 529-E	770
Class 529-F	713
Class R-1	1,934
Class R-2	13,066
Class R-3	35,393
Class R-4	28,915
Class R-5	30,616
Total	136,335

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.84
Class B	$38.75
Class C	$38.71
Class F	$38.82
Class 529-A	$38.82
Class 529-B	$38.80
Class 529-C	$38.80
Class 529-E	$38.80
Class 529-F	$38.79
Class R-1	$38.72
Class R-2	$38.70
Class R-3	$38.78
Class R-4	$38.79
Class R-5	$38.85